Exhibit 4.3

AVIVA plc

RULES OF THE AVIVA ANNUAL BONUS PLAN 2011

Shareholders’ Approval:	4 May 2011

Directors’ Adoption:	2 March 2011

Amended:	3 November 2015
2 March 2015
4 December 2012

Expiry Date:	4 May 2021

Table of Contents

Contents		Page

Introduction		1

1	Granting Deferred Share Awards	1

2	Before Vesting	3

3	Vesting of Awards	4

4	Consequences of Vesting	5

5	Vesting in other circumstances - personal events	7

6	Vesting in other circumstances - corporate events	9

7	Changing the Plan and termination	10

8	General	11

9	Definitions	13

Schedule 1 France		15

Schedule 2 Canada		21

Schedule 3 USA		22

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Rules of the Aviva Annual Bonus Plan 2011

Introduction

This Plan operates in conjunction with the Company’s annual cash bonus arrangements. It is intended that a proportion of any annual cash bonus payable under such bonus arrangements will be compulsorily applied in the acquisition of Shares under this Plan. This introduction does not form part of the rules of the Plan, but is a brief description and overview of how the rules operate and link in with the annual cash bonus arrangements.

1	Granting Deferred Share Awards

1.1	Grantor

The Grantor of a Deferred Share Award must be:

1.1.1	the Company;

1.1.2	any other Member of the Group; or

1.1.3	a trustee of any trust set up for the benefit of Employees.

A Deferred Share Award granted under the Plan, and the terms of that Deferred Share Award, must be approved in advance by the Directors.

1.2	Eligibility

The Grantor may grant a Deferred Share Award to anyone who is an Employee on the Award Date in accordance with any selection criteria that the Directors in their discretion may set. However, unless the Directors consider that special circumstances exist, a Deferred Share Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

1.3	Timing of award

Awards may not be granted at any time after the Expiry Date. Awards may only be granted within 42 days starting on any of the following:

1.3.1	the date of shareholder approval;

1.3.2	the day after the announcement of the Company’s results for any period;

1.3.3	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;

1.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

1.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.4	Terms of Deferred Share Awards

Deferred Share Awards are subject to the rules of the Plan and must be granted by deed. The terms of the Deferred Share Award must be determined by the Grantor and approved by the Directors. The terms must be set out in the deed or other document (which may be in electronic form), including:

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1.4.1	whether the Deferred Share Award is:

(i)	a Conditional Award;

(ii)	an Option;

or a combination of these;

1.4.2	the number of Shares subject to the Deferred Share Award or the basis on which the number of Shares subject to the Deferred Share Award will be calculated;

1.4.3	any condition specified under rule 1.5 (Conditions);

1.4.4	the expected date of Vesting, which will normally be the third anniversary of the Award Date;

1.4.5	whether the Participant is entitled to receive any Dividend Equivalent;

1.4.6	the Award Date; and

1.4.7	the Option Price (if relevant).

1.5	Conditions

The Grantor may impose conditions when granting a Deferred Share Award. Any condition must be objective, specified at the Award Date and may provide that a Deferred Share Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition imposed under this rule 1.5 (Conditions).

1.6	Award certificates

Each Participant will receive a certificate setting out the terms of the Deferred Share Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 1.4 (Terms of Deferred Share Awards) or any other document (which may be in electronic form), including a statement. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

1.7	No payment

A Participant is not required to pay for the grant of any Deferred Share Award.

1.8	Administrative errors

If the Grantor grants a Deferred Share Award which is inconsistent with rule 1.2 (Eligibility), it will lapse immediately. If the Grantor tries to grant a Deferred Share Award which is inconsistent with rules 1.9 (Individual limit for Deferred Share Awards), 1.10 (Plan limits - 10 per cent) or 1.11 (Plan limits - 5 per cent), the Deferred Share Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

1.9	Individual limit for Deferred Share Awards

The maximum amount of the cash bonus which can be deferred and subject to a Deferred Share Award is two thirds of any annual cash bonus.

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1.10	Plan limits - 10 per cent

A Grantor must not grant a Deferred Share Award if the number of Shares committed to be issued under that Deferred Share Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Deferred Share Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

1.11	Plan limits - 5 per cent

A Grantor must not grant a Deferred Share Award if the number of Shares committed to be issued under that Deferred Share Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Deferred Share Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

1.12	Scope of Plan limits

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 1.10 (Plan limits - 10 per cent) and 1.11 (Plan limits - 5 per cent).

As long as so required by the Association of British Insurers, Shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

2	Before Vesting

2.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Deferred Share Award until the Shares are issued or transferred to the Participant.

2.2	Transfer

A Participant may not transfer, assign or otherwise dispose of a Deferred Share Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 2.2 (Transfer) does not apply:

2.2.1	to the transmission of a Deferred Share Award on the death of a Participant to his personal representatives; or

2.2.2	to the assignment of a Deferred Share Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.

2.3	Adjustment of Deferred Share Awards

If there is:

2.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

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2.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Income and Corporation Taxes Act 2010;

2.3.3	a special dividend or distribution; or

2.3.4	any other corporate event which might affect the current or future value of any Deferred Share Award,

the Directors may adjust the number or class of Shares or securities subject to the Deferred Share Award and, in the case of an Option, the Option Price.

2.4	Reduction or cancellation of Deferred Share Awards

2.4.1	The Directors may decide for any reason that a Deferred Share Award which has not Vested (or, in the case of Options, been exercised) will lapse wholly or in part, including if they consider that:

(i)	the Participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial forfeit of his Award;

(ii)	there has been, in the opinion of the Directors, a material failure of risk management by reference to Group risk management standards, policies and procedures, taking into account the proximity of the Participant to the failure of risk management in question and the level of the Participant’s responsibility;

(iii)	there is, in the opinion of the Directors, a materially adverse misstatement of the Company’s or business unit’s financial statements;

(iv)	the Participant participated in or was responsible for conduct which resulted in significant loss(es) to their business unit, any Member of the Group, or to the Group as a whole;

(v)	the Participant failed to meet appropriate standards of fitness and propriety;

(vi)	there is evidence of misconduct or material error that would justify, or would have justified, had the Participant still been employed, summary termination of their contract of employment; and/or

(vii)	any other circumstances required by local regulatory obligations to which any Member of the Group or business unit is subject.

2.4.2	For Awards made after 1 January 2016, the Directors may delay the Vesting of an Award if, prior to the Vesting Date an investigation or other procedure is being carried out which involves the consideration as to whether the Award should lapse under this rule or the Directors decide that further investigation is warranted.

3	Vesting of Awards

3.1	Timing of Vesting

Subject to rules 1.5 (Conditions), 2.4 (Reduction or cancellation of Deferred Share Awards), 5 (Vesting in other circumstances - personal events) and 6 (Vesting in other circumstances - corporate events), a Deferred Share Award Vests on the date set by the Directors on the grant of the Deferred Share Award or, if on that date a Dealing Restriction applies, a date determined by the Directors which is on or after the first date on which Vesting is not prohibited by a Dealing Restriction.

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3.2	Lapse

If a Deferred Share Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

4	Consequences of Vesting

4.1	Conditional Award

Within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 4.4 (Alternative ways to satisfy Deferred Share Awards), 4.5 (Withholding) and 8.8 (Consents)) for the transfer (including a transfer out of treasury) or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Conditional Award has Vested.

4.2	Options

4.2.1	A Participant may exercise his Option on any day after Vesting on which no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse six months after Vesting (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting) or, if earlier, on the earliest of:

(i)	the date the Participant ceases to be an Employee by reason of dismissal for misconduct; or

(ii)	six months after an event which gives rise to Vesting under rule 5.2 (“Good leavers”), 5.4 (Overseas transfer), 6 (Vesting in other circumstances - corporate events) or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served.

4.2.2	Subject to rules 4.4 (Alternative ways to satisfy Deferred Share Awards), 4.5 (Withholding), and 8.8 (Consents), the Grantor will arrange for Shares to be transferred to or issued to, or to the order of, the Participant within 30 days of the date on which the Option is exercised.

4.2.3	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

4.3	Dividend Equivalent

Awards will not include any rights in respect of dividends on the Shares comprised in the Deferred Share Award before Vesting, unless the Grantor, in its discretion, decides otherwise at the Award Date. The Grantor may determine that a Deferred Share Award includes the right to receive a Dividend Equivalent. Dividend Equivalents will be paid to any relevant Participant as soon as practicable after Vesting.

The Grantor will exercise the discretions in this rule 4.3 (Dividend Equivalent) subject to the consent of the Directors.

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4.4	Alternative ways to satisfy Deferred Share Awards

The Grantor may, subject to the approval of the Directors, decide to satisfy an Option or a Conditional Award by paying an equivalent amount in cash (subject to rule 4.5 (Withholding)). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Grantor may decide to satisfy an Option by procuring the issue or transfer of Shares to the value of the cash amount specified above.

The Company may determine that a Deferred Share Award will be satisfied in cash at the Award Date or at any time before satisfaction of the Deferred Share Award, including after Vesting or, in the case of an Option, after exercise.

In respect of Awards which consist of a right to receive a cash amount, the Directors may decide instead to satisfy such Awards (and any Dividend Equivalents) by the delivery of Shares (subject to rule 4.5 (Withholding)). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

For the purpose of this rule 4.4 (Alternative ways to satisfy Deferred Share Awards) and unless the Directors determine otherwise, “market value” means the closing middle market quotation for a Share taken from the Daily Official List of the London Stock Exchange (or, in the case of an ADR, the closing price on the New York Stock Exchange as reported in the Wall Street Journal) on the date of Vesting or, in the case of an Option, the date of exercise.

4.5	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Deferred Share Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of the Participant.

4.6	Clawback after Vesting

4.6.1	For Awards made after 1 January 2016, the Directors may decide that an Award which has Vested (or, in the case of Options, been exercised) within the previous two years (“Clawback Period”) will be repayable by a Participant. The Directors may require the Participant to repay up to the gross value of the Award at the time of Vesting (or, in the case of Options, at the date of exercise). The Directors may determine that repayment of an Award under this rule shall be required for any reason, including if they consider that:

(i)	the Participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial repayment of his Award;

(ii)	there has been, in the opinion of the Directors, a material failure of risk management by reference to Group risk management standards, policies and procedures, taking into account the proximity of the Participant to the failure of risk management in question and the level of the Participant’s responsibility;

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(iii)	there is, in the opinion of the Directors, a materially adverse misstatement of the Company’s or business unit’s financial statements;

(iv)	the Participant participated in or was responsible for conduct which resulted in significant loss(es) to their business unit, any Member of the Group, or to the Group as a whole;

(v)	the Participant failed to meet appropriate standards of fitness and propriety;

(vi)	there is evidence of misconduct or material error that would justify, or would have justified, had the Participant still been employed, summary termination of their contract of employment; and / or

(vii)	any other circumstances required by local regulatory obligations to which any Member of the Group or business unit is subject.

4.6.2	If during the Clawback Period there is an investigation which, in the opinion of the Directors, could lead to an Award becoming repayable under this rule, the Clawback Period may be extended until the conclusion of that investigation.

4.6.3	To enable the Company to apply this rule, the Directors may decide to recover some or all of the amounts due to be repaid under this rule by:

(i)	reducing or forfeiting shares or cash due to the Participant under any unvested award granted under any Relevant Incentive Plan;

(ii)	reducing or forfeiting any shares or cash being held in any retention arrangement under any Relevant Incentive Plan;

(iii)	reducing the amount of any future bonus of the Participant; and/or

(iv)	claim repayment of the appropriate amount directly from the participant.

In this rule, “Relevant Incentive Plan” means any incentive plan, providing shares, cash or other assets, by a Member of the Group (excluding any plans offered to all employees).

4.6.4	The Directors may decide to increase the duration of the Clawback Period in the Plan without obtaining the approval of the Company in general meeting.

5	Vesting in other circumstances - personal events

5.1	General rule on leaving employment

Subject to rule 5.2 (“Good leavers”), a Deferred Share Award which has not Vested will cease to be capable of Vesting on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the Directors decide otherwise.

A Deferred Share Award will lapse on the date the Participant ceases to be an Employee unless one of the reasons in rule 5.2 applies.

This rule 5.1 will not apply where the Vesting of a Deferred Share Award is delayed due to a Dealing Restriction, unless the Participant ceases to be an Employee by reason of dismissal for misconduct.

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5.2	“Good leavers”[1]

If a Participant ceases to be an Employee for any of the reasons set out below, then his Deferred Share Award will Vest as described below. The reasons are:

(i)	disability, as established to the satisfaction of the Company;

(ii)	death; and

(iii)	any other reason, if the Directors so decide in any particular case.

Where rules 5.2(i) and (iii) applies, then all the Shares under his Deferred Share Award will Vest on the date of Vesting determined under rule 1.4 (Terms of Deferred Share Awards), unless the Directors decide that the Deferred Share Award should Vest on the cessation date (or, if on that date a Dealing Restriction applies, a date determined by the Directors which is on or after the first date on which any Dealing Restriction ceases to apply). Where rule 5.2(ii) applies, then all the Shares under his Deferred Share Award will Vest on the cessation date, unless the Directors decide otherwise.

5.3	Exercise of discretion

The Directors must exercise the discretion provided for in rule 5.2(iii) within 30 days after cessation of the relevant Participant’s employment. The Deferred Share Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

5.4	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result he would:

5.4.1	suffer a tax disadvantage in relation to his Deferred Share Awards (this being shown to the satisfaction of the Directors); or

5.4.2	become subject to restrictions on his ability to exercise his Deferred Share Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then the Directors may decide that his Deferred Awards will Vest on a date they choose before or after the transfer takes effect. The Deferred Share Award will Vest to the extent they permit and the Directors will decide whether any balance of the Deferred Share Award will lapse.

5.5	Meaning of “ceasing to be an Employee”

For the purposes of rules 5 (Vesting in other circumstances - personal events) and 4.2 (Options), a Participant will not be treated as ceasing to be an Employee until he is no longer an Employee of any Member of the Group or if he recommences employment with a Member of the Group within 14 days or such other period and on such other basis as the Directors decide.

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[1]	This provision is amended with effect from 1 January 2013. For Awards granted prior to this date, please see previous version of the Plan.

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6	Vesting in other circumstances - corporate events

6.1	Time of Vesting

6.1.1	In the event of a Change of Control, to the extent that a Deferred Share Award is not exchanged under rule 6.2 (Exchange), it will Vest on the date of Change of Control.

6.1.2	If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of any Deferred Share Award, the Directors may allow a Deferred Share Award to Vest. The Directors may impose other conditions on Vesting.

6.2	Exchange

A Deferred Share Award will not Vest under rule 6.1 (Time of Vesting) but will be exchanged under rule 6.5 (Exchange terms) to the extent that:

6.2.1	an offer to exchange the Deferred Share Award is made and accepted by a Participant; or

6.2.2	the Directors, with the consent of the Acquiring Company, decide before Change of Control that the Deferred Share Award will be automatically exchanged.

6.3	Directors

In this rule 6 (Vesting in other circumstances - corporate events), “Directors” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

6.4	Timing of exchange

Where a Deferred Share Award is to be exchanged under rule 6.2 (Exchange), the exchange is effective immediately following the relevant event.

6.5	Exchange terms

Where a Participant is granted a new award in exchange for an existing Deferred Share Award, the new Deferred Share Award:

6.5.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

6.5.2	must be equivalent to the existing Deferred Share Award;

6.5.3	is treated as having been acquired at the same time as the existing Deferred Share Award and Vests in the same manner and at the same time;

6.5.4	is governed by the Plan, excluding rule 7.2 (Shareholder approval), as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 6.5.1 above.

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7	Changing the Plan and termination

7.1	Directors’ powers

Except as described in the rest of this rule 7 (Changing the Plan and termination), the Directors may at any time change the Plan in any way.

7.2	Shareholder approval

7.2.1	Except as described in rule 7.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 7.2.1.

7.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation;

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant; or

(v)	in accordance with rule 4.6.4.

7.2.3	The Directors may, without obtaining the approval of the Company in general meeting, establish further plans based on the Plan but modified to take account of local tax, exchange control or securities laws in non-UK territories.

7.3	Notice

The Directors are not required to give Participants notice of any changes.

7.4	Termination

The Plan will terminate on the Expiry Date, but the Directors may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

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8	General

8.1	Terms of employment

8.1.1	This rule 8.1 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.1.3	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

8.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.1.5	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

8.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to a Deferred Share Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

8.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to a Deferred Share Award or matter relating to the Plan will be final and conclusive.

8.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999, or any equivalent local legislation, to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

8.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

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8.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of a Deferred Share Award to that Participant.

8.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

8.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.7.1	administering and maintaining Participant records;

8.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.7.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

8.7.4	transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him and, if anything is inaccurate, the Participant has the right to have it corrected.

8.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

8.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.10	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

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8.11	Notices

8.11.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

8.11.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Directors or duly appointed agent may decide and notify Participants.

8.11.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.12	Governing law and jurisdiction

English law governs the Plan and all Deferred Share Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Deferred Share Award.

9	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“Award Date” means the date on which a Deferred Share Award is granted by deed under rule 1.4 (Terms of Deferred Share Awards);

“Change of Control” means

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or

(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

“Company” means Aviva plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

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“Deferred Share Award” means a Conditional Award or an Option;

“Directors” means, subject to rule 6.3 (Directors), the board of directors of the Company or a duly authorised person or group of persons;

“Dividend Equivalent” means a right to receive cash or Shares in respect of dividends (as determined from time to time by the Grantor), on such basis as the Grantor may, in its discretion, determine;

“Employee” means any employee of a Member of the Group (including an executive director);

“Expiry Date” means 4 May 2021, the tenth anniversary of shareholder approval;

“Grantor” means, in respect of a Deferred Share Award, the entity which grants that Award under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Directors;

and “Group” shall be construed accordingly;

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 4.2 (Options) on the grant of an Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 1.4.7;

“Participant” means a person holding a Deferred Share Award or his personal representatives;

“Plan” means these rules known as “The Aviva Annual Bonus Plan 2011”, as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depositary Share or American Depositary Receipt (ADR) representing ordinary shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” in relation to an Option, means an Option becoming exercisable and in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan, and the term “Vested” shall be construed accordingly.

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Schedule 1
France

The purpose of this schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (in particular the provisions of Articles L. 225-177 et seq. of the French Code de commerce, if the Award is an Option, and the provisions of L. 225-197-1 et seq. of the French Code de commerce, if the Award is a Conditional Award) to qualify for favourable income tax and social security treatment in France.

The rules of the Plan shall apply subject to the modifications contained in this Schedule 1 whenever the Grantor decides to grant a qualifying Award to an Employee under this Schedule 1.

1	Rule 1 (Granting Awards)

1.1	Rule 1.1 (Grantor)

Rule 1.1.3 is deleted.

1.2	Rule 1.3 (Timing of Awards)

The following paragraph is added to the end of rule 1.3:

“No Option may be granted: (i) in the period of twenty business days after the day on which the Shares are last traded cum-dividend, cum-rights, or cum-any other distribution; or (ii) during any Closed Period.”

1.3	Rule 1.4 (Terms of Deferred Share Awards)

1.3.1	Rule 1.4.1 is supplemented with the following:

“If the Deferred Share Award is an Option to acquire existing Shares, the Company shall acquire and/or hold enough Shares to satisfy the transfer of Shares on the exercise of the Options before the Vesting date and until expiry of the Option Period.“

1.3.2	Rule 1.4.5 is deleted.

1.3.3	Rule 1.4.7 is supplemented with the following:

“The Option Price will not be less than:

(i)	if the Shares subject to the Options are to be issued, 80% of the arithmetical average of the market value of the Shares as quoted for the twenty trading days last preceding the Award Date.

(ii)	if the Shares subject to the Options are to be transferred from treasury, the higher of (a) 80% of the arithmetical average of the market value of the Shares as quoted for the twenty trading days last preceding the Award Date, or (b) 80% of the arithmetical average acquisition price of the entire treasury share position for the Company.”

1.4	Rule 1.5 (Conditions)

The following words are added at the end of rule 1.5:

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“provided that such amendment does not affect the qualifying status of the Awards for tax and social security purposes, and provided further that no such amendment shall adversely affect the right of any Participant without such Participant’s consent”

1.5	Rule 1.8 (Administrative errors)

Rule 1.8 is deleted and replace with the following:

“If the Grantor grants a Deferred Share Award which is inconsistent with rules 1.2 (Eligibility), 1.9 (Individual limit for Awards), 1.10 (Plan limits - 10 per cent) or 1.11 (Plan limits - 5 per cent), it will lapse immediately.”

1.6	Rule 1.9 (Individual limit for Deferred Share Award)

Rule 1.9 is supplemented with the following:

“No Option shall be granted to an Employee who holds 10 per cent or more of the share capital of the Company in issue at the Award Date.

No Conditional Award shall be granted to an Employee who holds 10 per cent or more (taking into account any unvested Conditional Award under the Plan or any other plan subject to provisions of Articles L.225-197-1 et seq. of the French Code de commerce) of the share capital of the Company, or who may hold, as the result of this Award, 10 per cent or more of the share capital of the Company.”

1.7	Rule 1.10 (Plan limits – 10 per cent)

Rule 1.11 is supplemented with the following:

“The total number of Shares subject to options granted under the Plan or any other plan subject to provisions of Articles L.225-177 et seq. of the French Code de commerce shall not exceed one third of the share capital of the Company in issue at the Award Date.

The total number of Shares granted under the Plan or any other plan subject to provisions of Articles L.225-197-1 et seq. of the French Code de commerce shall not exceed 10 per cent of the share capital of the Company in issue at the Award Date.”

2	Rule 2 (Before Vesting)

2.1	Rule 2.2 (Transfer)

Rule 2.2.2 is deleted.

2.2	Rule 2.3 (Adjustment of Awards)

Rule 2.3 is deleted and replaced with the following:

“On the occurrence of one of the events specified under Article L.225-181 of the French Code de commerce, the Company:

(i)	shall make such adjustments as its consider appropriate to restore the value of the granted Options; and

(ii)	may make such adjustments as its consider appropriate to restore the value of the granted Conditional Awards.

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An adjustment made under this rule shall only be permissible to the extent that it is intended to, and that its sole effect is to, restore the value of the granted Deferred Share Awards and it is made in compliance with the rules set out in the French Code de commerce.“

2.3	Rule 2.4 (Reduction or cancellation of Awards)

Rule 2.4 is deleted.

3	Rule 3 (Vesting)

3.1	Rule 3.1 (Timing of Vesting) is supplemented with the following:

“Notwithstanding any rule other than rule 5.6 (Death or Defined Disability), a Conditional Award shall not vest prior to the second anniversary of the Award Date. If a Conditional Award would vest, in accordance with any rule in the Plan other than rule 5.6, prior to the second anniversary of the Award Date, the Conditional Award will not so vest but will continue until the second anniversary of the Award Date and at such time only.

4	Rule 4 (Consequences of Vesting)

4.1	Rule 4.1 (Conditional Award)

Rule 4.1 is deleted and replaced with the following:

4.1.1	Within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 4.4 (Alternative ways to satisfy Deferred Share Awards), 4.5 (Withholding) and 8.8 (Consents)) for the transfer (including a transfer out of treasury) or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Conditional Award has Vested.

The Participant will be free to dispose of the Shares except during the Closed Periods during which the sale of the Shares is prohibited.

4.1.2	Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group shall not be disposed before termination of the Participant’s executive duties. Alternatively, the Directors may decide that a fraction of the Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group will be in a registered (nominatif) form and will not be available for sale or transfer before termination of the Participant’s executive duties.”

4.2	Rule 4.2 (Options)

4.2.1	In rule 4.2.1, the words “(unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting)” are deleted. Any reference to a 12-month exercise period applicable in case of death is deleted accordingly.

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4.2.2	The following is inserted as rule 4.2.4:

“Notwithstanding any rule other than rule 4.2.5, the Shares acquired following the exercise of an Option may not be sold by a Participant or otherwise transferred before the fourth anniversary of the Award Date. The Company or Member of the Group may take such steps as it/they consider appropriate to ensure the Participant’s compliance with this rule, including (without limitation) the blocking of any account into which the Shares have been issued or transferred."

4.2.3	The following is inserted as rule 4.2.5:

“Rule 4.2.4 shall not apply where a Participant leaves employment for reason of:

(i)	death, or

(ii)	Defined Disability.”

4.3	Rule 4.3 (Dividend Equivalent)

Rule 4.3 is deleted. Any reference to Dividend Equivalent is deleted accordingly.

4.4	Rule 4.4 (Alternative ways to satisfy Deferred Share Awards)

Rule 4.4 is deleted. Any reference to rule 4.4 is deleted accordingly.

4.5	Rule 4.5 (Withholding)

Rule 4.5 is supplemented with the following:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L. 242-1 of the French Code de la sécurité sociale.”

5	Rule 5 (Vesting in other circumstances - personal events)

5.1	Rule 5.2 (”Good leavers”)

The following is added at the end of rule 5.2:

“, subject to rule 3.1 (Timing of Vesting)”

5.2	Rule 5.4 (Overseas transfer)

Rule 5.4 is deleted.

5.3	The following is inserted as rule 5.6 (Death or Defined Disability):

“Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his personal representatives may require, within six (6) months from the date of death, Vesting of the deceased’s Conditional Award and the transfer of the underlying Shares. The Shares will be transferred to the personal representatives of the Participant as soon as practicably possible following their request.

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Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he can request at any time the Vesting of its Conditional Award and the transfer of the underlying Shares. The Shares shall be transferred to the Participant suffering from a Defined Disability as soon as practicably possible following his request.

6	Rule 6 (Vesting in other circumstances - corporate events)

Rule 6 (Vesting in other circumstances - corporate events) shall apply in accordance with Articles L. 225-197-1-III of the French Code de commerce and 80 quaterdecies of the French Code général des impôts to the extent that the Directors intend the Awards to maintain favourable tax treatment under this Schedule 1. However, in the event the Directors do not intend the Awards to maintain such favourable tax treatment, rule 6 of the Plan will prevail notwithstanding any potential detrimental tax or social security consequences for the Participant.

7	Rule 7 (Changing the Plan and termination)

Rule 7.1 shall be supplemented with the following:

“Except as provided in rule 6 (Vesting in other circumstances - corporate events), changes may affect Deferred Share Awards already granted provided that (i) the changes do not affect the qualifying status of the Deferred Share Awards for tax and social security purposes and provided that (ii) no such changes shall adversely affect the rights of any Participant without such Participant’s prior consent.”

8	Rule 9 (Definitions)

The definitions of “Member of the Group”, “Employee” and Option Price stated in rule 9 of the Plan shall be deleted and replaced by the following definitions:

“Member of the Group” means (i) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; (ii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company; or (iii) a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company.

“Employee” means a salaried employee of the Company or any Member of the Group, or a corporate officer of the Company or any Member of the Group holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant).

“Option Price” means the amount payable on the exercise of an Option, as specified under rule 1.4.7.

For the purpose of Awards granted under this Schedule 1, the following new definitions shall be added to those stated in rule 1 of the Plan:

“Closed Period” means (i) the 10 trading days preceding and following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; and (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Share and (y) the end of the tenth trading day following the date on which this information has been made public.

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“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Code de la sécurité sociale;

9	Severability

The terms and conditions provided in the Plan as amended by this Schedule 1 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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Schedule 2
Canada

The purpose of the Schedule 2 is to make certain variations of the terms of the Plan, in the case of its operation for Employees in Canada, to take into account Canadian tax rules. The grant of Options under the Plan is not available to Employees in Canada pursuant to this Schedule 2.

The rules of the Plan will apply to grants made under this Schedule 2, subject to the following:

1	Rule 1.4 (Terms of Deferred Share Awards)

Rule 1.4.1 is deleted and replaced by the following:

“any Deferred Share Award granted to Employees in Canada will take the form of a Conditional Award;”

2	Rule 4.1 (Conditional Awards)

The following paragraphs are added to the end of rule 4.1 (Conditional Awards):

“Notwithstanding the foregoing, Deferred Share Awards shall only be satisfied with newly issued Shares or Shares transferred out of treasury. No Conditional Awards shall be satisfied with Shares sourced from any trust.

3	Rule 4.4 (Alternative ways to satisfy Deferred Share Awards)

Rule 4.4 (Alternative ways to satisfy Deferred Share Awards) shall not apply to Deferred Share Awards.

4	Rule 8.6 (Employee trust)

The following paragraph is added to the end of rule 8.6 (Employee trust):

“Notwithstanding the foregoing, Deferred Share Awards shall only be satisfied with newly issued Shares or Shares transferred out of treasury.”

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Schedule 3
USA

This Schedule 3 shall apply to any Participant who is, or who becomes or may become, subject to taxation under the laws of the United States of America (“US Tax”). This Schedule 3 applies to any Deferred Share Award granted.

To the extent that a Participant confirms to the Company (to its satisfaction) that he is no longer subject to US Tax and will not be subject to US Tax in respect of any Deferred Share Award (or portion thereof), this US Schedule shall cease to apply to any outstanding Deferred Share Award (or portion thereof) from such time as determined by the Company.

For the purpose of Deferred Share Awards subject to this Schedule 3, all of the rules of the Plan shall apply subject to the following amendments:

1	Rule 5.2 (“Good leavers”)

Rule 5.2 is deleted and replaced by the following:

“If a Participant ceases to be an Employee for any of the reasons set out below, then his Awards will Vest as described below. The reasons are:

(i)	disability, as established to the satisfaction of the Company;

(ii)	death; and

(iii)	any other reason, if the Directors so decide in any particular case,

then all the Shares under his Deferred Share Award will Vest on the cessation date.”

2	Rule 9 (Definitions)

The definition of “Options Price” in rule 9 (Definitions) is deleted and replaced by the following:

““Option Price” means the fair market value of the Shares subject to the Option on the Award Date (as determined in a manner consistent with section 409A of the US Internal Revenue Code 1986 and the regulations promulgated thereunder);”.

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